Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Mylan Laboratories
Patrick Fitzgerald
724-514-1800
Patrick.Fitzgerald@mylanlabs.com

Matrix Laboratories
Mr. Rajiv Malik, CEO
0091-40-27700351
Rajiv.malik@matrixlabsindia.com
Mylan Laboratories Completes Matrix Laboratories Transaction
- Transaction marks first step towards Mylan becoming a world leader in generics and specialty pharmaceuticals -
Pittsburgh, PA and Hyderabad, India; January 8, 2007 — Mylan Laboratories Inc. (NYSE: MYL) and Matrix Laboratories Limited (Mumbai Stock Exchange, 524794; National Stock Exchange, MATRIXLABS) today announced that Mylan has completed its acquisition of approximately 51.5% of Matrix’s outstanding shares for Rs. 306 per share in cash pursuant to a share purchase agreement (SPA) with certain selling shareholders. In light of the previously-announced closing of the acquisition of 20% of Matrix’s outstanding shares under an open offer to Matrix shareholders, MP Laboratories (Mauritius) Ltd, a wholly owned subsidiary of Mylan, now owns approximately 71.5% of the voting share capital of Matrix. Including the Matrix shareholdings maintained by Prasad Nimmagadda (N. Prasad), which are subject to a voting arrangement with Mylan, Mylan controls in excess of 75% of the voting share capital of Matrix. The selling shareholders under the SPA include N. Prasad and certain of his affiliates, India Newbridge Investments Limited (a joint venture between Texas Pacific Group and Blum Capital Partners) and its affiliates, Maxwell (Mauritius) Pte Limited and Spandana Foundation. Following the closing of the SPA, the Newbridge and Maxwell selling shareholders have invested a portion of their proceeds in Mylan common stock. N. Prasad also has agreed to invest $25 million of his proceeds in Mylan stock, in a private transaction anticipated to close by the end of January.
Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer, has been appointed Non-Executive Chairman of the Board of Matrix Laboratories. N. Prasad will serve as Non-Executive Vice Chairman of the Board of Matrix and Head of Global Strategies in the Office of the CEO at Mylan. Mylan also announced the establishment of an Asian headquarters in Singapore, where N. Prasad and several members of his team will be located. The size of Mylan’s Board of Directors has been increased to ten members, and N. Prasad has been appointed to the Mylan Board.
Mr. Coury commented: “Today’s announcement marks the successful closing of the transformational Matrix transaction, and it also marks the beginning of a new era at Mylan where our organization is continuing to expand beyond our well-established position as a leading domestic generic pharmaceutical company towards our objective of establishing Mylan as a world leader in generics and specialty pharmaceuticals.”
About Mylan
Mylan Laboratories Inc. is a leading pharmaceutical company with three principal subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc. and UDL Laboratories Inc., and a controlling interest in Matrix Laboratories Limited, India. Mylan develops, licenses, manufactures, markets and distributes an extensive line of generic and proprietary products. For more information about Mylan, please visit www.mylan.com
About Matrix
Matrix Laboratories Limited is a public limited company listed on BSE and NSE, and is engaged in the manufacture of Active Pharmaceutical Ingredients (APIs) and Solid Oral Dosage Forms. Matrix is one of the fastest growing API manufacturers in India and focuses on regulated markets such as U.S. and EU. The company has a wide range of products in CNS, anti-bacterial, anti-AIDS, anti-asthmatic, cardiovascular, gastrointestinal, anti-fungal, pain management and life style related therapeutic segments. Six API manufacturing facilities of the Matrix Group are approved by the U.S. FDA. For more information about Matrix, please visit www.matrixlabsindia.com
Forward Looking Statements
This press release contains statements that constitute “forward-looking statements”, including with regard to Mylan’s continuing global expansion and growth and its anticipated leadership position. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges and costs relating to integration of the two businesses; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the impact and effects of legal or regulatory proceedings, actions or changes; general market perception of the transaction; the ability to attract and retain key personnel; changes in economic and financial conditions of the Company’s business; uncertainties and matters beyond the control of management; and the other risks detailed in the periodic filings filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.